Exhibit 10.16
SUPPLY OFFER LETTER
between
LA LÁCTEO S.A.
and
ADECO AGROPECUARIA S.R.L.

Buenos Aires, November 7, 2007
Messrs.
La Lácteo S.A.
Camino a Capilla de los Remedios Km. 5.5
5020, Provincia de Córdoba
Argentina
Ref.: Supply Offer Letter
Dear Sirs,
Adeco Agropecuaria S.R.L., a limited liability company organized and existing under the laws of Argentina (“Adeco”), is pleased to submit to La Lácteo S.A., a corporation organized and existing under the laws of Argentina (“La Lácteo”) an offer for a supply agreement to be entered into by and between La Lácteo and Adeco (the “Offer Letter”).
Therefore, Adeco submits this Offer Letter to La Lácteo in order to enter into a supply agreement, by means of which Adeco shall supply Milk (as defined herein below) to La Lácteo for use in La Lácteo’s business operations in Argentina, subject to the provisions described hereunder.
“1. DEFINITIONS
“Adeco” shall have the meaning set forth in the headings of this Offer Letter.
“Affiliate” shall mean any entity that directly or indirectly, through 1 (one) or more intermediaries, controls, is controlled by, or is under common control with, a Party.
“Agreement with a Third Party” shall have the meaning set forth in Section 9.2.(c).
“Business Day” shall mean a day other than a Saturday or Sunday on which banks are open for the transaction of business in Buenos Aires, Argentina.
“Confidential Information” shall have the meaning set forth in Section 13.1.
“Dairy Farms” shall mean Adeco’s dairy farms existing at the date of execution of this Offer Letter, which are listed in Schedule A hereto, as well as all those dairy farms replacing or added to same in the future and accepted by La Lácteo, whether owned or leased directly or indirectly by Adeco or Adeco’s controlling shareholders.
“Damages” shall have the meaning set forth in Section 12.3.

“Delivery Point” shall have the meaning set forth in Section 5.1. of this Offer Letter.
“Effective Date” shall mean the date when La Lácteo accepts this Offer Letter.
“Exercise of the Right of First Refusal” shall have the meaning set forth in Section 9.2.(b).
“La Lácteo” shall have the meaning set forth in the headings of this Offer Letter.
“Maximum Supply Volume” shall have the meaning set forth in Section 7.1.
“Milk” shall mean cow’s fresh, cooled, unclassified milk, to be sold and delivered by Adeco to La Lácteo.
“Milk Required Volumes” shall mean Milk volumes required by La Lácteo in order to comply with its production, in accordance with Section 7.2 of this Offer Letter.
“Notices” shall have the meaning set forth in Section 9.2.(b).
“Parties” shall mean both La Lácteo and Adeco.
“Party” shall mean La Lácteo or Adeco.
“Proposal” shall have the meaning set forth in Section 9.2.
“Right of First Refusal Term” shall have the meaning set forth in Section 9.2.(b).
“Schedules” shall mean all schedules to this Offer Letter.
“Selling Price” shall mean the Milk’s price determined according to the provisions set forth in Schedule B hereto, plus the applicable Value Added Tax (VAT).
“Term” shall have the meaning set forth in Section 3.
2. PURCHASE AND SALE OF MILK
2.1. During the Term of this Offer Letter, La Lácteo shall purchase from Adeco, and Adeco shall sell to La Lácteo Milk produced by Adeco at its Dairy Farms.
2.2. Milk shall be delivered by Adeco to La Lácteo at the Delivery Point.

3. TERM
This Offer Letter shall commence on the Effective Date and shall remain in effect for a period of 10 (ten) years (the “Term”).
4. MILK SPECIFICATIONS
4.1. Adeco guarantees to La Lácteo that the Milk subject matter of this Offer Letter shall comply with all technical and quality specifications set forth in Schedule C hereto.
4.2. In the event of discrepancies between Adeco and La Lácteo arising in connection with the Milk’s quality, the Parties hereto agree to solve the conflict by means of a final analysis carried out by the Centro de Investigaciones Tecnológicas de la Industria Láctea (CITIL), in Argentina.
5. PASSAGE OF TITLE AND RISK OF LOSS
5.1. Milk’s Delivery Point shall be at Adeco’s Dairy Farms (the “Delivery Point”). La Lacteo shall bare freight costs from Delivery Point to La Lacteo’s plants. Subject to the provisions of Section 7.1 hereof, the Milk produced at Adeco’s Dairy Farms shall be delivered on the same day it is produced.
In the event Adeco adds new Dairy Farms in the future to its production scheme, prior to including such Dairy Farms among the ones whose production must be sold to La Lácteo in accordance with the provisions of this Offer, La Lácteo’s prior consent must be obtained, which consent cannot be unreasonably denied.
5.2. La Lacteo shall have control over Milk volumes at Delivery Point. Title to and risk of loss of or damage to the Milk shall pass to La Lácteo upon delivery at the Delivery Point.
6. LA LÁCTEO’S OBLIGATIONS
6.1. La Lácteo shall request and acquire Milk from Adeco.
6.2. La Lácteo and Adeco shall measure Milk volumes at the Delivery Point. In the event of discrepancies regarding milk measurement, La Lácteo and Adeco shall provide the necessary means to settle said discrepancies.
6.3. Upon the delivery of Milk, La Lácteo shall be entitled to carry out all the necessary tests in order to determine whether the Milk complies with all quality and technical specifications set forth in Schedule C hereto. Any non-compliance with the technical and quality specifications set forth in Schedule C of the Milk delivered by Adeco to La Lácteo shall be communicated by La Lácteo to Adeco within 24 hours from the date the Milk was delivered to La Lácteo.

6.4. La Lacteo shall monthly deliver to Adeco an electronic file containing the report on the daily delivery taking place at each Delivery Point (per truck), regarding the total amount of Milk supplied to La Lácteo at each Delivery Point during such month, and said report shall contain the following data: (a) Delivery Date, (b) Number of Thermos Flask, (c) Liters Delivered, (d) Percentage of Butyraceous grease, (e) Percentage of Protein, (f) CFU counts Colony-Forming Units, and (g) Number of Somatic Cells.
7. MILK REQUIRED VOLUMES
7.1. In order to perform this Offer Letter, Adeco shall deliver to La Lácteo (the “Maximum Supply Volume”) 100 (one hundred) per cent of its Milk production taking place at its Dairy Farms; provided however that under no circumstances shall Adeco be bound to deliver to La Lácteo and La Lácteo be bound to purchase from Adeco, a four-monthly volume of Milk exceeding 50 (fifty) per cent of La Lacteo’s total Milk’s purchases. To that end, La Lacteo shall furnish Adeco with monthly reports indicating its total purchases of raw milk during each calendar month.
7.2. In order to perform this Offer Letter, La Lácteo shall furnish to Adeco the following information regarding Milk Required Volumes.
(a)	Annual requirement: A written report on the annual allowance, specified per calendar month, of the estimated volume necessary to elaborate its production during the following calendar year. Said allowance shall be delivered to Adeco before December 15th each year.

(b)	Monthly requirement: A written report on the monthly allowance, specified on a calendar weekly basis, of the estimated volume necessary to elaborate its production during the following calendar month. Said allowance shall be delivered to Adeco before the 25th day of each month immediately preceding the relevant month.

(c)	Weekly requirement: A written report on the weekly allowance, specified on a day per day basis, of the estimated volume necessary to elaborate its production during the following calendar week. Said allowance shall be delivered to Adeco on or before the Thursday immediately preceding the relevant week.
7.3. Adeco shall use its best efforts to comply with the weekly, monthly and annual requirements delivered by La Lácteo, but in no event shall Adeco assume or be bound by such Milk Required Volumes. Adeco shall quarterly inform La Lácteo about its milk production capacity, including its estimated production capacity for the coming quarter. The sole commitment undertaken by Adeco regarding Milk volumes to be supplied under this Offer Letter is the one stated in 7.1. above, with the exceptions set forth in section 9.2. herein.

8. ADECO’S OBLIGATIONS
8.1. Even in the event the weekly requirements shall imply a variation regarding monthly and yearly Milk Required Volumes, Adeco shall use its best efforts to adjust its sales of Milk to the weekly requirement, but in no event shall Adeco be liable if said adjustments are not fully carried out.
9. PRICE. RIGHT OF FIRST REFUSAL
9.1. Adeco shall sell Milk to La Lácteo at the Sale Price to be determined from time to time according to the terms set forth in Schedule B (“Price Determination Terms”) attached to this Offer Letter. The Price Determination Terms set forth in Schedule B shall remain in full force and effect, unless they are adjusted pursuant to the terms and conditions of this Offer Letter and until said time.
9.2. If during the Term of this Offer Letter, Adeco receives a bona-fide proposal from a third party for the supply of Milk including terms and conditions which are more favorable for Adeco than those set forth in this Offer Letter (the “Proposal”), Adeco shall be entitled to sell Milk to such third party under the following terms and conditions:
     (a) The Proposal shall be deemed more favorable for Adeco if it implies an increase of 5 (five) per cent or more of the Selling Price then in effect, and represents more than 70% (seventy per cent) of the total volume of milk supplied by Adeco to La Lacteo during the previous calendar month.
     (b) Adeco shall notify La Lácteo in writing the terms and conditions of the Proposal and the identity of the third party interested in acquiring Milk, (the “Notice”). La Lácteo shall have a term of 30 (thirty) running days as from receiving said Notice (the “Right of First Refusal Term”) to notify that it shall continue acquiring Milk under the same terms and conditions than those set forth in the Proposal. Notice of the exercise of the right of first refusal by La Lácteo shall be given within the Right of First Refusal Term, in writing and in a verifiable manner (the “Exercise of the Right of First Refusal”), without modifying the terms and conditions of the Proposal so that the Exercise of the Right of First Refusal shall be admissible. Upon notice by La Lácteo of the Exercise of the Right of First Refusal, Adeco shall continue to supply Milk to La Lácteo at the new Selling Price.
     (c) If after the expiration of the Right of First Refusal Term, La Lácteo fails to communicate in a verifiable manner the Exercise of the Right of First Refusal, Adeco shall be entitled to sell Milk to the interested third party, under the terms and conditions set forth in the Proposal (the “Agreement with a Third Party”).
     (d) If the Agreement with a Third Party represents the total Maximum Supply Volume during the term of the Agreement with a Third Party, Adeco shall not be bound to supply Milk to La Lácteo, and in no event shall this be deemed a breach of this Offer Letter and shall not entitle La Lácteo to claim Damages. Upon termination of the Agreement with a Third Party, Adeco shall, at La Lácteo’s request, supply Milk to La Lácteo under the terms and conditions of this Offer Letter and up to the Maximum Supply Volume, without any delays. In the event Adeco enters into an agreement with a third party to supply Milk and, as a result thereof, La Lácteo stops purchasing Milk from Adeco, then, upon termination of said agreement, La Lácteo shall have the right but not the obligation to continue purchasing Milk from Adeco.
     (e) If the Agreement with a Third Party represents a portion of the Maximum Supply Volume (to the extent such portion represents more than 70% (seventy per cent) of the total milk supplied by Adeco to La Lácteo during the previous calendar month, Adeco shall, during the term of said Agreement, only supply to La Lácteo the difference between the Maximum Supply Volume Capacity and the volume of Milk which does not fall under the scope of the Agreement with a Third Party, and in no event shall this be deemed a breach of this Offer Letter and shall not entitle La Lácteo to claim Damages. Upon termination of the Agreement with a Third Party, Adeco at La Lácteo’s request, shall continue to supply Milk to La Lácteo under the terms and conditions of this Offer Letter and up to the Maximum Supply, without any delays. In the event Adeco enters into an agreement with a third party to supply a portion of the Maximum Supply Volume and as a result thereof La Lácteo lowers its purchases of Milk from Adeco, then upon termination of such agreement, La Lácteo shall have the right but not the obligation to continue purchasing the portion of the Maximum Supply Volume that was being sold to such third party.
10. COST VARIATIONS
In the event that the Milk’s Selling Price suffers an increase equal to or in excess of 25 (twenty-five) per cent of the price of Milk corresponding to the month of September 2007 as set forth in Schedule B hereto, the Parties hereto shall meet by the end of the month in order to negotiate the Milk’s Selling Price in good faith and, if necessary, the calculation formula set forth in Schedule B hereto.
11. PAYMENT TERMS
11.1. Adeco shall monthly issue and deliver to La Lácteo within the fifth business day of each month the relevant invoices regarding the sale of Milk delivered to La Lácteo during the preceding calendar month. The relevant sum of said invoices shall be paid by La Lácteo within 10 (ten) business days from receiving the relevant invoice. La Lácteo shall pay said price at its option (a) by delivering, in advance so as to comply with the term of 10 (ten) business days mentioned above, a check to the order of Adeco, to be credited in Adeco’s account within a term of 48 (forty-eight) hours; or (b) by means of a wire transfer of funds to an account designated by Adeco and previously notified to La Lácteo in a verifiable manner.
11.2. Default in the paying of the invoices shall occur automatically, upon the mere lack of payment at maturity, without need of any court or out-of-court notice or demand. Interest shall accrue as of the date of the default and will accrue until the date of full cancellation of the owing sums at the “tasa pasiva de interés” set forth by

Banco de la Nación Argentina for 30 days’ Peso-denominated loans. If any of the maturity dates were a holiday or non-Business Day, La Lácteo shall comply with its payment obligation on the immediately preceding Business Day. The check deposits will not be computed until being credited in the account specified by Adeco.
11.3. Adeco reserves the right to accept partial payments without implying a debt discharge or waiver regarding any outstanding balance. Said payments shall primarily be applied to cancel owed interest and balances, and if applicable they shall apply to repay principal.
11.4. Should La Lácteo be delayed to pay any owed sums arising in connection with this Offer Letter for more than 30 (thirty) running days or 60 (sixty) alternate days during a period of 12 (twelve) months immediately preceding the relevant delay, Adeco, notwithstanding the applicable interest rate set forth in clause 11.2 above, shall be entitled to: (a) terminate the relationship arising from this Offer Letter, or (b) suspend the supply of Milk in connection with this Offer Letter, until La Lácteo pays all outstanding amounts plus the accrued interest, within a term of 15 (fifteen) running days following prior demand for payment to La Lácteo. Should Adeco choose to suspend the supply subject matter of this Offer Letter, Adeco shall be entitled to terminate same at any time, provided this decision is notified to La Lácteo before payment by La Lácteo of all outstanding amounts, plus the relevant interest.
12. INDEMNITIES
12.1. Indemnity by La Lácteo. La Lácteo shall safeguard, indemnify and hold Adeco harmless from all Damages (as this term is defined hereinbelow) which are an immediate consequence of La Lácteo’s breach of this Offer Letter, provided said damages caused an adverse monetary impact on Adeco and are attributed to La Lácteo’s gross negligence or fraud.
12.2. Indemnity by Adeco. Adeco shall indemnify, safeguard, and hold La Lácteo harmless from all Damages which are an immediate consequence of Adeco’s breach of this Offer Letter, provided said damages caused an adverse monetary impact on La Lácteo and are attributed to Adeco’s gross negligence or fraud.
12.3. Damages. As used in this Offer Letter the term “Damages” shall only include direct damages (including reasonable attorney fees and other litigation costs) up to the limit of the immediate consequences of its acts, and shall neither include any indirect, mediate, remote or speculative damage.
12.4. Reciprocal indemnities. The Parties shall indemnify and hold each other harmless from all Damages arising from any claim made by the employees or vendors (or their successors) of a Party related to or originated by the fulfillment of the obligations undertaken under this Agreement.

13. CONFIDENTIALITY
13.1. The Parties shall keep strictly confidential the terms and conditions of this Offer Letter and any information received from the other Party hereunder which is designated as confidential (collectively, “Confidential Information”) and, in addition, shall not use, disclose, make available, disseminate or communicate same to any third party (except on a like confidential basis to their respective professional advisors and consultants with a need to know), except to the extent necessary for the purpose of carrying out the activities authorized by this Offer Letter. Confidential Information may be disclosed by a Party to comply with any law, governmental regulation or order of a court or administrative agency having competent jurisdiction or, in the opinion of its counsel, to comply with the requirements of any stock exchange on which the shares of such Party are listed; provided, however, that (1) the disclosing Party shall take all reasonable measures to impose an obligation to maintain the confidentiality of the Confidential Information disclosed and (2) if legally permissible and reasonably possible, the non-disclosing Party shall be notified of any Confidential Information to be disclosed pursuant hereto prior to any such disclosure; otherwise, prompt notice of such disclosure shall be given to the non- disclosing Party after any such disclosure.
13.2. The obligations set forth in this Section 13 shall not apply to information which:
(a)	the acquiring Party can show to the reasonable satisfaction of the disclosing Party was already in its possession at the time of disclosure or acquisition, otherwise than as a result of disclosure by or acquisition from the disclosing Party or any of the disclosing Party’s Affiliates;

(b)	was disclosed to it by a third party who did not acquire it in confidence from the disclosing Party or any of the disclosing Party’s Affiliates; or

(c)	is available to the general public or becomes so available without fault on the part of the acquiring Party, its Affiliates or their respective Representatives.
13.3. The obligations set forth in this Section 13 shall continue to apply for a period of 10 (ten) years after the termination of this Offer Letter.
14. FORCE MAJEURE
Neither Party shall be responsible for any failure to comply with the terms of this Offer Letter (except any term requiring the payment of money), or for any delay in performance of, or failure to perform under this Offer Letter where such failure or delay is due to: acts of God, labor stoppages, strikes, fuel shortages, fire, storm, flood, earthquake, explosion or accident; acts of the public enemy; national emergency; war; rebellion; insurrection; sabotage; epidemic; quarantine restrictions; transportation embargoes or failures or delays in transportation; strikes; civil commotion; or acts (including laws, regulations, disapprovals or failures to approve) of any government, whether national, municipal or otherwise, or any agency thereof and/or acts of third parties which are beyond the reasonable control of such party and which third parties are neither agents, employees nor Affiliates of such party.
15. PARTIES IN INTEREST AND ASSIGNMENT
This Offer Letter shall inure to the benefit of, and be binding upon the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or delegate or transfer its obligations under this Offer Letter.
16. TERMINATION
16.1. Either Party may terminate this Offer Letter, without liability due to such termination, by providing notice to the other Party if said other Party is in breach of its obligations under this Offer Letter and said breach shall continue un-remedied for fifteen (15) days after notice thereof by the non-breaching Party; provided, however, that default on payment obligations by La Lácteo under this Offer Letter shall be governed according to the provisions set forth in Section 11.4.
16.2. Either Party may terminate this Offer Letter forthwith, without liability due to such termination, by providing notice to the other Party in the event of dissolution, bankruptcy, or winding up of or by such other Party or in the event that such other Party’s business or assets are seized, sequestered, confiscated or expropriated by judicial process or otherwise, or as a result of governmental interference and such acts affect the operations of the affected Party; provided, however, that, if any such action shall not have been commenced by such other Party, then such other Party shall have ninety (90) days in which to seek the dismissal or vacation of such proceeding before the right to terminate this Offer Letter pursuant to this Section 16.2. shall accrue.
16.3. Termination by either Party under any circumstances shall in no way be deemed to be or construed as a restriction, limitation or waiver of either Party’s rights to pursue any additional remedy at law or in equity.
16.4. The rights and obligations set forth in Sections 12, 13, 18 and 20 shall survive the termination of this Offer Letter. In addition, termination of this Offer Letter shall not affect any liability of any Party already accrued prior to the effective date of such termination.
17. PARTY RELATIONSHIP
This Offer Letter does not constitute a joint venture or partnership between the Parties nor does it create between the Parties any relationship of employer and employee or principal and agent. No Party is authorized or empowered to act as agent for another for any purpose, and no Party shall, on behalf of the other Party, enter into any contract, undertaking or Offer Letter of any kind whatsoever.

18. NOTICES
Any notice or other communication required or permitted to be given under this Offer Letter shall be in written or electronic form and shall be deemed sufficiently given when delivered in person, transmitted by telegram, telex or facsimile (confirmed contemporaneously by registered or certified mail, postage prepaid, return receipt requested) or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
If to La Lácteo S.A.:
Camino a Capilla de los Remedios Km. 5.5
5020, Provincia de Córdoba
Argentina
Attention: Raúl E. Filippi
with copies to:
c/o Agropur Coopérative
101, boul. Roland-Therrien, bureau 600
Longueuil (Quebec) J4H 4B9
Canada
Attn.: Corporate Secretary and Chief Executive Officer
Telecopy: +1-450-646-8139
Allende & Brea
Maipú l300, Piso l3
Buenos Aires, Argentina
e-mail: pgl@allendebrea.com.ar
Attention: Pablo G. Louge
If to Adeco Agropecuaria S.R.L.:
Catamarca 3454
1649, Martínez, Provincia de Buenos Aires
Argentina
e-mail: egnecco@adecoagro.com
Attention: Mariano Bosch / Emilio Gnecco
or to such other address or addressee as may be specified from time to time in a notice given by such Party. The Parties agree to acknowledge in writing the receipt of any such notice delivered in person.
19. HEADINGS
The headings of the Sections of this Offer Letter are for the convenience of the Parties only and shall not be deemed a substantive part of this Offer Letter or in any way as limiting the scope of the particular Sections to which they refer.
20. GOVERNING LAW. DISPUTE RESOLUTION

This Agreement shall be governed by and construed in accordance with the Laws of the Republic of Argentina, without regard to principles of conflicts of law that would require or permit application of the laws of any other jurisdiction. Any dispute that may arise between the Parties related to the construction, application, performance or non-performance of this Offer Letter shall be submitted by the Parties to the exclusive jurisdiction of the Ordinary Courts of the City of Buenos Aires, waiving any other forum or jurisdiction that may correspond to them.
21. ENTIRE AGREEMENT
This Offer Letter reflects the actual and full understanding of the Parties and supersedes any other agreement, arrangement or covenant that as by law exclusively or of fact governed the relationship of the Parties until the date of execution of this Offer Letter. Amendments to this Offer Letter can only be made by express and written instrument granted by the Parties.
22. NO WAIVER
The failure of any Party at any time to require performance by the other Party of any provision of this Offer Letter shall not affect the right of such aggrieved Party to require future performance of that provision, and any waiver by either Party of any breach of any provision of this Offer Letter or of any right or remedy must be in writing to be effective and shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any other right or remedy under this Offer Letter.
23. STAMP TAX
If applicable, the stamp tax that may be levied on this Offer Letter shall be equally borne by the Parties.”
This Offer Letter shall be valid until November 30, 2007 and shall be deemed accepted by La Lácteo if it executes a deposit of one thousand pesos (AR$1,000) in our bank account N° 000-18852/8 with Banco Santander Río on or before November 30, 2007. Subject to the execution of the deposit by La Lácteo within the said term, the Offer Letters and understandings contained herein shall be binding upon La Lácteo and Adeco.

Yours sincerely, by Adeco Agropecuaria S.R.L.
/s/ Mariano Bosch
Name: Mariano Bosch
Title: Gerente

SCHEDULE A
List of Dairy Farms
Tambos

Razon Social	Tambo	Provincia	Departamento	Localidad	Direccion	CP
	Carmen 4	Sta Fe	General Lopez	Christopersen	Ea Carmen Ruta 14- Km 174	2611
	Carmen 5	Sta Fe	General Lopez	Christopersen	Ea Carmen Ruta 14- Km 174	2611
Adecoagro Agropecuaria SRL	Abolengo 1	Sta Fe	General Lopez	Santi Spiritu	Ea Abolengo Zona Rural Santi S Casilla de Correo 31	2617
	Abolengo 2	Sta Fe	General Lopez	Santi Spiritu	Ea Abolengo Zona Rural Santi S Casilla de Correo 31	2617
	Abolengo 3	Sta Fe	General Lopez	Santi Spiritu	Ea Abolengo Zona Rural Santi S Casilla de Correo 31	2617
	El 72	Cordoba	Marcos Juarez	Arias	Zona Rural Arias	2624
	La Palmira	Cordoba	Marcos Juarez	Arias	Zona Rural Arias	2624

SCHEDULE B
Milk’s selling price
Milk Price Determination Terms:
1-	The Price for the Milk delivered at Adeco’s Dairy Farms shall be equivalent to the average price per liter paid by La Lacteo to third parties for milk delivered at third parties dairy farms, plus three percent (3%) during the same given month.

2-	If La Lacteo’s payment system applied during any given month contemplates bonuses and penalties for physiochemical and composition’s Milk quality, and/or Milk’s volume, and/or any other variables to be determined by La Lácteo from time to time at its sole discretion, such system shall be applied to the Price for Adeco’s Milk, plus a three percent (3%) which percentage shall be added to the bonus and penalties resulting from applying of such variables.

SCHEDULE C
Technical and Quality Specifications

FICHA TECNICA LECHE CRUDA Versión 0 Fecha: 21/09/07

CONTROLES	PARAMETROS DE ACEPTACION
PROTEINA (g/100ml)	Minimo 3.10

MATERIA GRASA (g/100ml)	Minimo 3.2

DENSIDAD A 15[o]C	1.028-1.034

DESCENSO CRIOSCÓPICO	Máx. -0.512°C

PRUEBA DE ALCOHOL	Estable

ACIDEZ (g ACIDO LACTICO/100ml)	0.14 - 0.18

EXTRACTO SECO NO GRASO (g/100g)	Min 8.2

RECUENTO TOTAL	Máx. 100.000 ufc/ml

RECUENTO DE CELULAS SOMATICAS	Máx. 300.000 cél/ml

INHIBIDORES	Ausencia

Redacción y revisión: Carlos Cretion	Aprobó: